                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional materials
[ ]  Soliciting Material Pursuant toss.240.14a-11 orss.240.14a-12

                         MEDICAL ACTION INDUSTRIES INC.
                (Name of Registrant as Specified in its Charter)

                             RICHARD G. SATIN, ESQ.
                        VICE PRESIDENT & GENERAL COUNSEL

Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

  ------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

  ------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  ------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

  ------------------------------------------------------------------------------

(5)  Total fee paid:

  ------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of filing.

(1)  Amount previously paid:

  ------------------------------------------------------------------------------

(2)  Form, schedule or registration statement no.:

  ------------------------------------------------------------------------------

(3)  Filing party:

  ------------------------------------------------------------------------------

(4)  Date filed:

  ------------------------------------------------------------------------------

                         MEDICAL ACTION INDUSTRIES INC.

                              ---------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 15, 2002
                              ---------------------

To the Stockholders of
MEDICAL ACTION INDUSTRIES INC.


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MEDICAL ACTION INDUSTRIES INC. will be held on Thursday, August 15, 2002 at the New York Institute of Technology--de Seversky Conference Center, Northern Boulevard, Old Westbury, New York 11568 at 10:00 a.m. (the "Annual Meeting"), for the following purposes:


   1. To elect one director to serve in Class III until the Annual Meeting of Stockholders in 2005;


   2. To consider and act upon the ratification of Grant Thornton LLP as independent certified public accountants of the Company for the fiscal year ending March 31, 2003; and


   3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.


     The Board of Directors has fixed the close of business on Thursday, June 20, 2002 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. All stockholders of the Company are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend, PLEASE PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, which requires no postage if mailed in the United States. Alternatively, you may vote electronically via the Internet or telephone as described in greater detail in the Proxy Statement. Returning your proxy card does not deprive you of your right to attend the Annual Meeting and vote your shares in person.


                                        By Order of the Board of Directors,



                                        Richard G. Satin
                                        Vice President of Operations
                                        and General Counsel




Dated: Hauppauge, New York
       June 25, 2002



EVEN THOUGH YOU MAY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR THE INTERNET, OR COMPLETE AND EXECUTE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A RETURN ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. TELEPHONE AND INTERNET VOTING INFORMATION IS PROVIDED ON YOUR PROXY CARD. SHOULD YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                         MEDICAL ACTION INDUSTRIES INC.


                                 800 PRIME PLACE
                            HAUPPAUGE, NEW YORK 11788

                              --------------------
                                 PROXY STATEMENT

                                       FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 15, 2002
                              --------------------

     This Proxy Statement is furnished to stockholders of MEDICAL ACTION INDUSTRIES INC., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at the New York Institute of Technology--de Seversky Conference Center, Northern Boulevard, Old Westbury, New York 11568, on Thursday, August 15, 2002 at 10:00 a.m., New York time, including any adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement and the accompanying proxy are first being sent or given to stockholders on or about July 1, 2002.

     INSTEAD OF SUBMITTING YOUR PROXY WITH THE PAPER PROXY CARD, YOU MAY BE ABLE TO VOTE ELECTRONICALLY BY TELEPHONE OR VIA THE INTERNET. IF YOU VOTE BY TELEPHONE OR INTERNET, IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD. See "Voting Via the Internet or By Telephone" on page 14 of this Proxy Statement, or the instructions on the proxy card, for further details. Please note that there are separate Internet and telephone voting arrangements depending upon whether your shares are registered in your name or in the name of a broker or bank.

     A stockholder who returns the accompanying proxy may revoke it at any time before it is voted by giving notice in writing to the Company, by granting a subsequent proxy or by appearing in person and voting at the meeting. Any stockholder attending the Annual Meeting and entitled to vote may vote in person whether or not said stockholder has previously submitted a proxy. Where no instructions are indicated, proxies will be voted for the nominees for Directors set forth herein and in favor of the other proposals described herein. Those voting via the Internet, or by telephone may also revoke their proxy by attending the Annual Meeting or by voting again, at a later time, via the Internet, by telephone, or by submitting the proxy in accordance with the instructions thereon.



VOTING RIGHTS AND VOTES REQUIRED

     At the close of business on June 20, 2002, the record date (the "Record Date") for the determination of stockholders entitled to vote at the Annual Meeting, the Company had outstanding, approximately 9,501,766 shares of its Common Stock, par value $.001 per share ("Common Stock"). The holders of such Common Stock are entitled to one vote for each share held on the Record Date.

     Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Thus, abstentions will have no effect on the vote for election of Directors. However, approval of any other matters to come before the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present in person or by proxy at the Annual Meeting. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not checked one of the boxes on the proxy card and are not considered to be shares "entitled to vote" (other than for quorum purposes). Accordingly, abstentions will have the same effect as votes against these matters, while non-votes will not be included in vote totals and will have no effect on the outcome of these matters.

     Management is not aware at the date hereof of any matter to be presented at the Annual Meeting other than the election of directors and the other proposals described in the attached Notice of Annual Meeting of Stockholders. If any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

     The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by use of the mails, through brokers and banking institutions, and by officers and regular employees of the Company. Proxies may be solicited by personal interview, mail, telephone or facsimile transmission.

     No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of the record date certain information with regard to beneficial ownership of the Company's Common Stock by each beneficial owner of five percent or more of the Company's Common Stock known by management; each Director; each executive officer of the Company; and all executive officers and Directors of the Company as a group. For a description of the method used to determine such beneficial ownership, see footnote (2) to the following table.




                                               AMOUNT AND NATURE                   PERCENT OF CLASS
     NAME AND ADDRESS                          OF BENEFICIAL OWNERSHIP (1) (2)     IF MORE THAN 1.0% (2)
     OF BENEFICIAL OWNER                       COMMON STOCK                        COMMON STOCK
     -------------------                       -------------------------------     ---------------------
     Paul D. Meringolo                         1,015,567 (3) (4) (5)               10.5%
     800 Prime Place
     Hauppauge, New York

     Richard G. Satin                            312,955 (3)                        3.2%
     800 Prime Place
     Hauppauge, New York

     Daniel F. Marsh                             257,500 (3)                        2.7%
     800 Prime Place
     Hauppauge, New York

     Eric Liu                                    262,500 (3)                        2.7%
     800 Prime Place
     Hauppauge, New York

     Dr. Philip F. Corso                          50,500                             --
     475 Algonquin Road
     Fairfield, Connecticut

     Dr. Thomas A. Nicosia                        19,500                             --
     1615 Northern Boulevard
     Manhasset, New York

     Bernard Wengrover                            53,500                             --
     100 Jericho Quadrangle
     Jericho, New York

     Directors and executive officers as a     1,973,022 (2)                       19.6%
     Group (7 Persons)

      --------
(1) Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.

(2) Each named person and all executive officers and Directors as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of options. Accordingly, the number of shares and percentage set forth opposite each stockholder's name in the above table include the shares of Common Stock issuable upon exercise of presently exercisable stock options under the Company's stock option plans, both with respect to the number of shares of Common Stock deemed to be beneficially owned and the adjusted percentage of outstanding Common Stock resulting from such right of exercise. However, the shares of Common Stock so issuable upon such exercise by any such stockholder are not included in calculating the number of shares or percentage of Common Stock beneficially owned by any other stockholder.


(3) Does not include 55,048 shares, 24,095 shares, 37,106 shares and 11,106 shares acquired by Paul D. Meringolo, Richard G. Satin, Daniel F. Marsh and Eric Liu, respectively, pursuant to the Medical Action Industries Inc. 401(K) Retirement Plan as of March 31, 2002.


(4) Includes 9,250 shares owned by Mr. Meringolo's children, as to which he disclaims beneficial ownership.


(5) Includes the right to acquire an additional 300,000 shares pursuant to an option granted by the Company's former Chairman of the Board. These options may be exercised on or before October 22, 2007 at $5.00 per share.



                                   MANAGEMENT



OFFICERS OF THE COMPANY


     The Company's executive officers are as follows:




NAME                 AGE  POSITION HELD WITH THE COMPANY
------------------- ----- ----------------------------------------------------------------------
Paul D. Meringolo    44   Chairman of the Board (Chief Executive Officer) and President
Richard G. Satin     47   Vice President of Operations, General Counsel and Corporate Secretary
Daniel F. Marsh      44   Vice President of Sales and Marketing
Eric Liu             42   Vice President of International Operations

     All of the executive officers of the Company hold office at the pleasure of the Board of Directors.


     Mr. Daniel F. Marsh, has been employed by the Company for more than the past ten years in various sales and marketing positions. Mr. Marsh was appointed Vice President of Sales and Marketing in February 1994 and for the period between April 1, 1993 until February 1994 was Vice
President-International.


     Mr. Eric Liu, has been employed by the Company for more than the past ten years in various positions relating to the international procurement of raw materials and the manufacture of certain of the Company's products. Mr. Liu was appointed Vice President of International Operations in June 1998. Mr. Liu received a Bachelor of Science degree from The National Taiwan Marine University and a Master of Science degree in Transportation Management from the State University of New York.

                              ELECTION OF DIRECTORS


     The Company's Certificate of Incorporation provides that the Board of Directors shall consist of between three and eleven members, as determined from time to time by the Board, divided into three classes as nearly equal in number as possible. The size of the Board has currently been set at five. The Director named below in Class III is presently a Director of the Company and has been nominated for election as a Director of the Company until the Annual Meeting of Stockholders in 2005 or until his successor is chosen and qualified. Shares represented by executed proxies in the form enclosed will be voted, unless otherwise indicated, for the election as Director of the aforesaid nominee, unless he shall be unavailable, in which event such shares may be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominee will be unavailable or, if elected, will decline to serve. The following table sets forth the Directors of the Company.




                CLASS I                                 CLASS II                               CLASS III
 (TO SERVE UNTIL THE ANNUAL MEETING OF   (TO SERVE UNTIL THE ANNUAL MEETING OF   (TO SERVE UNTIL THE ANNUAL MEETING OF
         STOCKHOLDERS IN 2003)                   STOCKHOLDERS IN 2004)                   STOCKHOLDERS IN 2002)
--------------------------------------- --------------------------------------- --------------------------------------
Dr. Thomas A. Nicosia                   Bernard Wengrover                       Dr. Philip F. Corso
Richard G. Satin                        Paul D. Meringolo

BIOGRAPHICAL INFORMATION


     The following information is submitted concerning each member of the Board of Directors.


     Paul D. Meringolo, a director and Chairman of the Board and Chief Executive Officer of the Company since October 1997, has been employed by the Company for more than the past twenty years in various executive positions. He also serves the Company as President (since November 1992), and previously held the position of Vice President of Operations from March, 1989 to October 1991 and Senior Vice President (Chief Operating Officer) from October 1991 to November 1992.


     Mr. Richard G. Satin, previously a director of the Company from October 1987 to February 1992, was reappointed to the Board of Directors in February 1993. Mr. Satin has been employed by the Company as Vice President and General Counsel since January 1993 and has been Corporate Secretary of the Company since October 1991. In February 1994, Mr. Satin was appointed Vice President of Operations. Mr. Satin, a practicing attorney in the State of New York for more than the past fifteen years, was associated with the law firm of Blau, Kramer, Wactlar, Lieberman & Satin, P.C. from May 1983 to January 1993.


     Dr. Philip F. Corso, a director of the Company since March 1984, has been associated with the Yale University School of Medicine for more than the past ten years and is presently an Assistant Clinical Professor of Surgery Emeritus. In addition, Dr. Corso is Senior Attending and Emeritus Chief of Plastic Surgery at Bridgeport and Norwalk Hospitals in Connecticut. Dr. Corso has also published numerous articles in professional journals on plastic and reconstructive surgery. He is a member of numerous national and international plastic surgery societies.


     Dr. Thomas A. Nicosia, a director of the Company since November 1985, has been a practicing cardiologist for more than the past ten years. Dr. Nicosia is a fellow of the American College of Cardiology and is affiliated with North Shore University Hospital in Manhasset, New York and is the former President of the Medical Staff of St. Francis Hospital in Roslyn, New York.


     Mr. Bernard Wengrover, a director of the Company since October 1990, has been a certified public accountant in the State of New York for more than the past twenty years. Mr. Wengrover was the Company's independent auditor from 1977 until March 31, 1989.


     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR DR. PHILIP F. CORSO AS A CLASS III DIRECTOR TO HOLD OFFICE UNTIL THE 2005 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS SUCCESSOR IS ELECTED AND QUALIFIED.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS


     The Board of Directors held 6 meetings during the fiscal year ended March 31, 2002. All directors attended 75% or more of the aggregate number of meetings of the Board, except for Dr. Nicosia and Dr. Corso.


     The Board of Directors has established the following committees, all of which consist of the three non-employee Directors, Mr. Wengrover, Dr. Corso and Dr. Nicosia, to perform certain specific functions. Included among the committees are an Audit Committee, a Compensation Committee and a Stock Option Committee. There is no Nominating Committee of the Board of Directors.


AUDIT COMMITTEE. This Committee reviews the plan for and the results of the independent audit and internal audit, reviews the Company's financial information and internal accounting and management controls, and performs other related duties. The Audit Committee held two meetings during the last fiscal year.


COMPENSATION COMMITTEE. This Committee makes recommendations to the Board of Directors with respect to compensation for the executive officers of the Company and the Chief Executive Officer. The Compensation Committee met one time during fiscal year 2002.


STOCK OPTION COMMITTEE. This Committee has reviewed and approved the grant of options pursuant to the Company's stock option plans for the Company's directors, officers and employees. The Committee held three meetings during the last fiscal year.



DIRECTORS' COMPENSATION


     DIRECTORS' FEES. Non-employee Directors are currently paid $500 for each board meeting they attend. In addition, the Company has entered into a consulting agreement with Bernard Wengrover for the purpose of obtaining advice and counseling concerning strategic planning and financial and business matters. Mr. Wengrover is currently paid $24,000 per year for his services under this agreement.


     STOCK OPTIONS. In August 1996, stockholders approved the 1996 Non-Employee Directors Stock Option Plan, under which all Directors who are not also employees of the Company will be automatically granted each year at the Annual Meeting of Stockholders options to purchase 2,500 shares at the fair market value of the Company's Common Stock on the date of grant. All options are exercisable from the date of grant.



            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS


     The Securities and Exchange Commission rules now require the Company to include in its proxy statement a report from the Audit Committee of the Board of Directors. The following report concerns the Committee's activities regarding oversight of the Company's financial reporting and auditing process.

                          --------------------------

     The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of The NASDAQ Stock Market, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis.


     The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Grant Thornton LLP, the Company's independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     Except for Mr. Wengrover, the Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is "independent" under applicable rules. The Committee serves as a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee's members in business, financial and accounting matters.

     Among other matters, the Audit Committee monitors the activities and performance of the Company's internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of the Company's financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees the Company's internal compliance programs.

     The Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor, management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the independent auditor represented that its presentations included the matters required to be discussed with the independent auditor by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees."

     The Company's independent auditor also provided the Committee with the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Committee discussed with the independent auditor that firm's independence.

     Following the Committee's discussions with management and the independent auditor, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's annual report on Form 10-K for the year ended March 31, 2002.



                                   The Audit Committee


                                   Bernard Wengrover
                                   Dr. Philip F. Corso
                                   Dr. Thomas A. Nicosia

                             EXECUTIVE COMPENSATION


     The following table sets forth information concerning the annual and long-term compensation of the Company's Chief Executive Officer ("CEO") and each of the Company's most highly compensated executive officers (referred to collectively with the CEO as the "named executives") during the years ended March 31, 2000, 2001 and 2002.



                           SUMMARY COMPENSATION TABLE



                                              ANNUAL COMPENSATION
                               -------------------------------------------------
NAME AND PRINCIPAL             FISCAL                            OTHER ANNUAL
 POSITION (1)                  YEAR     SALARY ($)   BONUS ($)   COMP. ($) (2)
------------------------------ -------- ------------ ----------- ---------------
Paul D. Meringolo              2002        351,467   83,500      --
Chairman of the Board          2001        315,389   95,000      --
and CEO                        2000        256,413   50,000      --

Richard G. Satin               2002        199,711   80,500      --
Vice President of Operations   2001        184,442   91,500      --
and General Counsel            2000        155,746   50,000      --

Daniel F. Marsh                2002        206,475   89,500      --
Vice President of Sales and    2001        194,442   95,000      --
Marketing                      2000        165,862   50,000      --

Eric Liu                       2002        179,712   58,100      --
Vice President of              2001        164,423   50,000      --
International                  2000        128,538   20,000      --



                                                   LONG-TERM COMPENSATION AWARDS
                               ---------------------------------------------------------------------
                                                                                           ALL OTHER
NAME AND PRINCIPAL             RESTRICTED STOCK                     LTIP                COMPENSATION
 POSITION (1)                  AWARDS ($) (3)     OPTIONS (#) (4)   PAYMENTS ($) (5)     ($) (6) (7)
------------------------------ ------------------ ----------------- ------------------ -------------
Paul D. Meringolo              --                 20,000            --                     22,255
Chairman of the Board          --                 20,000            --                     33,418
and CEO                        --                 15,000            --                     33,570

Richard G. Satin               --                 20,000            --                     15,998
Vice President of Operations   --                 20,000            --                     21,912
and General Counsel            --                 15,000            --                     22,376

Daniel F. Marsh                --                 20,000            --                     11,625
Vice President of Sales and    --                 20,000            --                     17,249
Marketing                      --                 15,000            --                     19,135

Eric Liu                       --                 20,000            --                      2,816
Vice President of              --                 20,000            --                      2,106
International                  --                 15,000            --                      1,710

---------------
(1) Includes Chairman of the Board and CEO and the other most highly compensated executive officers as measured by salary and bonus.

(2) There were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the last year, (b) payment of above-market preferential earnings on deferred compensation, (c) payments of earnings with respect to long-term incentive plans prior to settlements or maturation, (d) tax payment reimbursements, or (e) preferential discounts on stock.

(3) Represents the dollar value of restricted shares granted during the year in question, calculated by multiplying the closing market price of the Company's Common Stock on the date of grant by the number of shares awarded. The aggregate number of shares of restricted stock held by each named executive as of March 31, 2002, together with the value of those shares is as follows: Mr. Paul D. Meringolo -- 99,500 shares/$1,291,510; Mr. Richard G. Satin -- 62,000 shares/$804,600 and Mr. Daniel F. Marsh -- 47,000 shares/$610,060. Except for the bonus shares granted to Mr. Marsh in fiscal 1997 and 1998 and Mr. Satin in fiscal 1998, which vested in two equal annual installments commencing on the first anniversary of the date of issuance, the shares of restricted stock vested in four equal installments (25% increments) on the second, third, fourth and fifth anniversaries of the date of issuance. Dividends are paid in shares of restricted stock if and to the extent paid on the Company's Common Stock generally.

(4) Includes shares subject to options granted to Messrs. Paul D. Meringolo, Richard G. Satin, Daniel F. Marsh and Eric Liu under the Company's 1994 Stock Incentive Plan and 1989 Non-Qualified Stock Option Plan.

(5) For fiscal 2002, 2001, and 2000, the Company had no long-term incentive plans in existence. Accordingly, there were no payments or awards under any long-term incentive plan.

(6) The Company has entered into an Employment Agreement with Mr. Paul D. Meringolo and Change of Control Agreements with Messrs. Paul D. Meringolo, Richard G. Satin and Daniel F. Marsh that may result in payments to each of them upon a change of control of the Company. These arrangements are described under "Management-Employment Agreement" and "Change of Control Arrangements".

(7) Includes, among other things, matching contributions under the Company's 401(K) Retirement Plan, the cost to the Company of the non-business use of Company automobiles, interest-free loans and reimbursement of certain medical expenses which are payable to Mr. Paul D. Meringolo under his Employment Agreement.

STOCK OPTION INFORMATION

     OPTION GRANT TABLE: The following table sets forth information concerning individual grants of stock options made to the named executives during the fiscal year ended March 31, 2002:


                                INDIVIDUAL GRANTS




                                                                          POTENTIAL REALIZED VALUE
                                                                                AT ASSUMED
                                                                           ANNUAL RATES OF STOCK
                                                                                   PRICE
                                       % OF TOTAL                         APPRECIATION FOR OPTION
                        OPTIONS     OPTIONS GRANTED        RANGE OF              TERM (2)
                        GRANTED     TO EMPLOYEES IN     EXERCISE PRICES   -----------------------
NAME                   (SHARES)       FISCAL 2002          ($/SHARE)         5%($)       10%($)
-------------------   ----------   -----------------   ----------------   ----------   ----------
Paul D. Meringolo     20,000               8%               $ 4.00         $22,103      $48,841
Richard G. Satin      20,000               8%               $ 4.00         $22,103      $48,841
Daniel F. Marsh       20,000               8%               $ 4.00         $22,103      $48,841
Eric Liu              20,000               8%               $ 4.00         $22,103      $48,841

----------------
(1) All of the options in the above table were non-statutory stock options awarded under the 1989 Non-Qualified Stock Option Plan and 1994 Stock Incentive Plan. The stock options were granted to Messrs. Paul D. Meringolo, Richard G. Satin, Daniel F. Marsh and Eric Liu on April 6, 2001 and will be exercisable to the extent of 50% one year from the date of grant and 100% two years from date of grant. The stock options were granted at the closing price of the Company's Common Stock as reported in the Wall Street Journal on the date of grant.

(2) The dollar amounts under the 5% and 10% columns in the table are the result of calculations required by the Securities and Exchange Commission (the "SEC") and therefore are not intended to forecast possible future appreciation of the stock price of the Company. Although permitted by the SEC's rules, the Company did not use an alternate formula for grant date valuation because the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain on the stock options awarded to the named executives or other employees is possible without appreciation in the price of the Company's Common Stock, which will benefit all stockholders. The real value of the options in this table depends upon the actual performance of the Company's Common Stock during the applicable period.

     AGGREGATE FISCAL YEAR-END OPTION VALUE TABLE: The following table sets forth, with respect to the named executives, information concerning the exercise of options during the last fiscal year and unexercised options held as of March 31, 2002:


            AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES




                                                                NUMBER OF SHARES                VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED OPTIONS             IN-THE-MONEY
                                                                AT YEAR END 2002              OPTIONS AT YEAR END 2002
                                                         -------------------------------   ------------------------------
                      SHARES
                      ACQUIRED ON     VALUE
NAME                  EXERCISE(#)     REALIZED($)(1)     EXERCISABLE     UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
-------------------   -------------   ----------------   -------------   ---------------   -------------   --------------
Paul D. Meringolo     75,000              $950,250          115,000      30,000            $1,130,125      $279,400
Richard G. Satin      50,000              $633,500          115,000      30,000            $1,130,125      $279,400
Daniel F. Marsh       50,000              $758,690          115,000      30,000            $1,130,125      $279,400
Eric Liu              67,500              $144,325          125,000      30,000            $1,233,675      $279,400


----------------
(1) The value realized is the spread between the fair market value of the underlying shares on the date of exercise and the exercise price.
(2) These values are calculated by subtracting the exercise price from the fair market value of the Company's Common Stock as of fiscal year end.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except as to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Under rules established by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's CEO and other executive officers of the Company. In fulfillment of this requirement, the Compensation Committee, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

COMPENSATION POLICIES

     The objectives of the Compensation Committee in determining the type and amount of executive officer compensation are to provide a level of base compensation which allows the Company to attract and retain superior talent and to align the executive officers' interests with the success of the Company through the payment of a bonus based upon Company performance and participation in stock option and other stock ownership plans which provide the executive officers with the opportunity to build a substantial ownership interest in the Company.

     The compensation of an executive officer of the Company includes cash compensation consisting of a base salary plus performance bonus, long-term incentive compensation in the form of stock options and restricted stock awards, and participation in various benefit plans generally available to employees of the Company.

     Although the compensation paid to each of the Company's executive officers is well below the $1 million deduction limit under the Internal Revenue Code of 1986 (the "Code"), the Company intends to take the necessary steps to conform its compensation to comply with the Code.

     BASE SALARY. Compensation for each of the named officers consists of a base salary and annual and longer-term incentive compensation. In the setting of base salaries, consideration is given to national and local salary surveys and review of salaries paid to senior executives with comparable qualifications, experience and responsibilities at other companies in the particular geographic area. Annual and longer-term incentive compensation is tied to the Company's and the executive's success in achieving significant financial and non-financial goals.

     The Committee weighs the value of achievement of subjective factors such as demonstrated management ability, initiative and contributions toward the Company's goal of leadership within the industry in which it competes. The Committee also weighs, when appropriate, the value of the individual's actions during times when progress towards predetermined goals was hindered by elements outside the Company's and the executive's control. The Committee recognizes that the operational challenges faced during unforeseen times or events are often valid reasons to modify what may otherwise be a negative result to the base salary decision.

     Finally, the Committee considers the individual executive's impact on those elements that contribute to increased stockholder value. The Committee's discretion usually determines the weighing of these various factors in its final determination of base salary development or adjustment.

     INCENTIVE COMPENSATION. In evaluating the performance and setting the incentive compensation of the executive officers of the Company, the Committee developed an incentive program predominantly predicated on the attainment of specific levels of revenue and pre-tax income for the Company. To a lesser extent, the Committee considers other managerial goals stated as objectively as possible. For the fiscal year ended March 31, 2002, incentive compensation was awarded to Messrs. Satin, Marsh and Liu as a result of the Company attaining specific levels of revenue and pre-tax income.

     STOCK OPTIONS AND GRANTS. The Committee periodically considers the desirability of granting senior executives, including the named executives, awards under the Company's stock plans. The Committee believes that it's past grants of stock options and restricted stock awards have successfully focused the Company's senior management on building profitability and stockholder value.

     In determining the amount and nature of awards under such plans to be granted to the senior management group, including the named executives, the Committee takes into account the respective scope of accountability, strategies and operational goals and anticipated performance requirements and contributions of each member of the senior management group. Any award to the CEO is established separately and is based, among other things, on the Committee's analysis of his past and expected future contributions to the Company's achievement of its long-term performance goals.


CEO COMPENSATION

     The Compensation Committee meets without the CEO present to evaluate his performance. When Paul D. Meringolo was elected to the additional posts of Chairman and CEO, his base salary remained the same, as he is being compensated pursuant to an employment agreement which presently covers the five year period ending March 31, 2005. For the fiscal year ended March 31, 2002, Mr. Meringolo was awarded incentive compensation, which together with his salary is consistent with the guidelines used for all of the Company's executive officers.

     The Committee has concluded that Mr. Paul D. Meringolo's performance warrants the compensation for fiscal year ended March 31, 2002 as reflected in the Summary Compensation table on page 7.

                                     The Compensation Committee

                                     Bernard Wengrover
                                     Dr. Philip F. Corso
                                     Dr. Thomas A. Nicosia

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock against the cumulative total return of the Standard & Poor 500 Stock Index and Standard & Poor Healthcare (Medical Products and Supplies) Industry for the period of five years commencing April 1, 1997 and ending March 31, 2002.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
            AMONG MEDICAL ACTION INDUSTRIES, INC., THE S&P 500 INDEX
                      AND THE S&P HEALTHCARE SUPPLIES INDEX


[GRAPHIC OMITTED]



     The line graph assumes that $100 was invested on March 31, 1997 in the Company's Common Stock, the Standard & Poor 500 Stock Index and Standard & Poor Health Care (Medical Products & Supplies) Index and that all dividends were reinvested.


EMPLOYMENT AGREEMENT

     In February, 1993, the Company entered into an Employment Agreement with Mr. Paul D. Meringolo. The Agreement, as amended, presently covers the five year period ending March 31, 2005 and provides for a salary at an annual rate of $250,000, together with cost of living increments and the reimbursement of medical expenses not otherwise covered by the Company's medical plans, up to a maximum of $5,000. The Agreement further provides that in the event there is a change in control of the Company, as defined therein, or in any person directly or indirectly controlling the Company, as also defined therein, Mr. Meringolo has the option, exercisable within six months of becoming aware of such event, to terminate his Employment Agreement. Upon such termination, Mr. Meringolo has the right to receive as a lump sum payment an amount equal to the compensation remaining to be paid for the balance of the term of the Agreement.



1989 NON-QUALIFIED STOCK OPTION PLAN

     The 1989 Non-Qualified Stock Option Plan (the "Plan"), which expires October 24, 2009, was approved by the stockholders in October 1990 and amended in September 1992, August 1996 and August 1998 and covers 2,150,000 shares of the Company's Common Stock. Under the terms of the Plan, the purchase price of the shares subject to each option granted will not be less than 85% of the fair market value at the date of grant. The date of exercise may be determined at the time of grant by the Board of Directors, but may not exceed five (5) years and ten (10) years for options granted after August 1998. During fiscal 2002, options were granted under the Plan to purchase 204,500 shares of Common Stock, of which options to purchase 70,000 shares were to the named executives, at an exercise price of $4.00 per share.

     As the Company's principal stock option plan, along with the Stock Incentive Plan, it is intended to serve as an additional incentive to all employees and key individuals to devote themselves to the future success of the Company by providing them with an opportunity to increase their proprietary interest in the Company through the receipt of options to purchase the Company's Common Stock.

     Subject to the terms of the Plan, the Board of Directors or the Stock Option Committee may determine and designate those employees, consultants and Directors who are to be granted stock options under the Plan and the number of shares to be subject to such options and, as hereinafter described, the nature and terms of the options to be granted. The Board of Directors or the Stock Option Committee shall also, subject to the express provisions of the Plan, have authority to interpret the Plan and to prescribe, amend, and rescind the rules and regulations relating to the Plan.


1994 STOCK INCENTIVE PLAN

     The 1994 Stock Incentive Plan (the "Incentive Plan"), which expires August 10, 2009, was approved by the stockholders in August 1994 and amended in August 1998 and August 2001 and covers 1,350,000 shares of the Company's Common Stock. The Incentive Plan increases the Company's flexibility in structuring equity-based incentive compensation by broadening the types of incentive awards that may be made, the granting of incentive stock options, shares of restricted stock and non-qualified stock options. The Board of Directors believes that a flexible plan is needed to fashion equity-based incentives consistent with the Company's philosophy of linking executive compensation to total stockholder returns and the long-term financial performance of the Company. During fiscal 2002, options were granted under the Incentive Plan to purchase 60,000 shares of Common Stock, of which options to purchase 10,000 shares were to the named executives, at an exercise price of $4.00 per share.

     The Incentive Plan is administered by a committee of Directors. The Committee determines the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards, subject to the limitations described below and set forth in the Incentive Plan. The terms and conditions of each award are set forth in a written agreement with a participant or a written program established by the Committee. All officers and key employees of the Company and its affiliates are eligible to participate in the Incentive Plan.

     The per share exercise price of any options may not be less than the fair market value of a share of Common Stock at the time of grant. Once an option is granted, the exercise price may not be reduced and an option may not be exchanged for a new option with a lower exercise price. The Committee shall determine whether stock option awards shall be settled in cash or in shares of Common Stock valued at fair market value on the date of payment. The Committee also shall be authorized to accelerate the vesting, exercisability and settlement of awards and to permit the exercise price of an option to be paid in cash or by the delivery or withholding of shares.

MEDICAL ACTION INDUSTRIES INC. RETIREMENT PLAN


     The Company has adopted, effective April 1, 1988, the Medical Action Industries Inc. Retirement Plan (the "Retirement Plan") for certain employees pursuant to Section 401(k) of the Internal Revenue Code. All employees of the Company are eligible to participate in the Retirement Plan. Subject to the terms and conditions of the Retirement Plan, each eligible employee may contribute up to 15% of his compensation, as defined therein. Each participant's contribution vests immediately.


     In addition, the Retirement Plan provides for discretionary Company contributions, up to a maximum of 6% of such participant's compensation. Each participant's portion of the discretionary contribution vests over a period of four years.


     For the fiscal year ended March 31, 2002, contributions under the Retirement Plan for Messrs. Meringolo, Satin, Marsh and Liu were approximately $1,750, $2,340, $2,434 and $2,432, respectively, and $8,956 for all officers as a group.



CHANGE IN CONTROL ARRANGEMENTS


     The Company has entered into agreements with three of its executive officers, Messrs. Paul D. Meringolo, Satin and Marsh, which provide certain benefits in the event of a change in control of the Company. A "change in control" of the Company is defined as, in general, the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company, certain business combinations involving the Company or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his employment, the executive is entitled to a severance payment equal to three times (i) such executive's highest annual salary within the five-year period preceding termination plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive. In addition, the executive is entitled to the continuation of all employment benefits for a three-year period, the vesting of all stock options and certain other benefits, including payment of an amount sufficient to offset any "excess parachute payment" excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law.


     Prior to a change in control, the rights and obligations of the executive with regard to his employment by the Company shall be determined in accordance with the policies and procedures adopted from time to time by the Company. The agreements deal only with certain rights and obligations of the executive subsequent to a change in control, and the existence of the agreement shall not be treated as raising any inference with respect to what rights and obligations exist prior to a change in control.



           RATIFICATION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     The Board of Directors recommends that the stockholders approve the appointment of Grant Thornton LLP as the Company's independent certified public accountants to examine the financial statements of the Company for the fiscal year ending March 31, 2003. Fees for the last fiscal year were annual audit and related services of $61,500, and all other non-audit services of $59,208. Other non-audit services consisted of tax related services of $37,250 and acquisition related services of $21,958. A representative of the firm plans to be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.



THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" SUCH
RATIFICATION.

                              CERTAIN TRANSACTIONS


     From time to time, the Company has made loans to certain of the named executives. As of March 31, 2002 the aggregate balance of such loans due from Mr. Meringolo was $545,938, $394,332 for Mr. Satin, $427,630 for Mr. Marsh and $125,675 for Mr. Liu. Certain loans, which relate to the exercise of stock options, aggregating approximately $1,009,000, bear interest at 7% and are due June 2004. The balance of the indebtedness is evidenced by interest free demand notes and included in the Summary Compensation Table. In addition, Messrs. Meringolo, Satin, Marsh and Liu have pledged to the Company, shares of Medical Action Common Stock as further security for the repayment of such indebtedness.




               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT


     Pursuant to Section 16(a) of the Exchange Act of 1934, directors, certain officers, and beneficial owners of 10% or more of the Company's Common Stock ("reporting persons") are required from time to time to file with the Securities and Exchange Commission (the "Commission") reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon its review of the copies of such reports furnished to the Company, or written representations received by the Company that no other reports were required, the Company believes during fiscal 2002 that the reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Act of 1934.



VOTING VIA THE INTERNET OR BY TELEPHONE


     Please note that there are separate Internet and telephone voting arrangements depending upon whether your Shares are registered in your name or in the name of a bank or broker. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by such Stockholder utilizing such services.



SHARES REGISTERED DIRECTLY IN THE NAME OF THE STOCKHOLDER


     Stockholders with shares of Common Stock registered directly with the Company's transfer agent, American Stock Transfer & Trust Company ("AmStock"), may vote telephonically by calling 1-800-PROXIES (1-800-776-9437) on a touch tone telephone, or via the Internet at AmStock's voting site on the World Wide Web (www.voteproxy.com). A Control Number located on the proxy card will be utilized to verify your identity, allow you to vote your shares of Common Stock, and confirm that your voting instructions have been properly recorded.



SHARES REGISTERED IN THE NAME OF A BROKERAGE FIRM OR BANK


     A number of brokerage firms and banks are participating in a program that also offers telephone and Internet voting options. This program is likely different from the program provided by AmStock for the Company's shares of Common Stock registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank which participates in an electronic voting program, you may vote those shares telephonically or via the Internet by following the instructions provided on your proxy card.

                             ADDITIONAL INFORMATION

     The Board of Directors does not intend to present to the meeting any matters not referred to in the form of proxy. If any proposal not set forth in this Proxy Statement should be presented for action at the meeting, and is a matter which should come before the meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

     Stockholder proposals with respect to the Company's next Annual Meeting of Stockholders must be received by the Company no later than April 1, 2003 to be considered for inclusion in the Company's next Proxy Statement.

     A copy of the Annual Report has been mailed to every stockholder of record. The Annual Report is not to be considered proxy-soliciting material.

                                   By Order of the Board of Directors,



                                   Richard G. Satin
                                   Vice President of Operations
                                   and General Counsel

Dated: Hauppauge, New York
       June 25, 2002

                        ANNUAL MEETING OF STOCKHOLDERS OF

                         MEDICAL ACTION INDUSTRIES INC.

                                 AUGUST 15, 2002

CO. #_______________                                       ACCT. #_____________


                            PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
---------------
PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
PLEASE CALL TOLL-FREE 1-800-PROXIES AND FOLLOW THE INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AND THE PROXY CARD AVAILABLE WHEN YOU CALL.

TO VOTE BY INTERNET
-------------------
PLEASE ACCESS THE WEB PAGE AT "WWW.VOTEPROXY.COM" AND FOLLOW THE ON-SCREEN INSTRUCTIONS. HAVE YOUR CONTROL NUMBER AVAILABLE WHEN YOU ACCESS THE WEB PAGE.


                                                           ---------------------
YOUR CONTROL NUMBER IS  ---------------------------->
                                                           ---------------------

                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

       Please mark your
[X]    votes as in this
       example

                                          NOMINEE:
                      FOR     WITHHELD                                                                   FOR   AGAINST  ABSTAIN
1.  ELECTION OF       [ ]        [ ]      Dr. Philip F. Corso       2.  Approval of the ratification     [ ]     [ ]      [ ]
    DIRECTOR                                                            of Grant Thornton LLP as
    (Proposal 1)                                                        independent public auditors
                                                                        of the Company for the
FOR, EXCEPT vote withheld from the following                            fiscal year ending
nominee                                                                 March 31, 2003.
                                                                        (Proposal 2)
-------------------------------
                                                                    3.  In their discretion, such other business as may properly come before this meeting.


                                                                    The shares represented by this Proxy will be voted as specified.
                                                                    IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED IN FAVOR OF
                                                                    THE SPECIFIED NOMINEE AND THE APPROVAL OF THE RATIFICATION OF
                                                                    GRANT THORNTON LLP AS INDEPENDENT PUBLIC AUDITORS FOR THE FISCAL
                                                                    YEAR ENDING MARCH 31, 2003. THIS PROXY CARD MUST BE PROPERLY
                                                                    COMPLETED, SIGNED, DATED AND RETURNED IN ORDER TO HAVE YOUR
                                                                    SHARES VOTED.

                                                                    PLEASE NOTE ANY CHANGE OF ADDRESS.


SIGNATURE_____________________________   DATE_______________        SIGNATURE__________________          DATE_______________

NOTE:   PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
        TRUSTEE, ETC., INDICATE TITLE. IF THE SIGNER IS A CORPORATION, SIGN IN THE CORPORATE NAME BY A DULY AUTHORIZED OFFICER.

PROXY

                         MEDICAL ACTION INDUSTRIES INC.

         The undersigned hereby appoints Paul D. Meringolo and Richard G. Satin, or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Medical Action Industries Inc. (the "Company") to be held on Thursday, August 15, 2002 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned directed below, and in their discretion upon such other matters as may be come before the meeting.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         (TO BE SIGNED ON REVERSE SIDE)